Exhibit 99.1

Revlon Consumer Products Corporation

Acquisition Term Loan Facility
Final Term Sheet

Set forth below is a summary of the principal terms and conditions for the Acquisition Term Loan Facility (as defined below).  It does not purport to summarize all terms of the Acquisition Term Loan Facility.  All capitalized terms used herein but not defined herein shall have the meanings provided in that certain Third Amended and Restated Term Loan Agreement, dated as of May 19, 2011, among Revlon Consumer Products Corporation, as borrower (the “Borrower”), the lenders party thereto and Citicorp USA, Inc., as administrative agent (the “Administrative Agent”) and collateral agent (as amended by (i) Amendment No. 1 to Term Loan Agreement, dated as of February 21, 2013, (ii) Amendment No. 2 to Term Loan Agreement, dated as of August 19, 2013 and (iii) the Incremental Amendment, dated as of August 19, 2013 (the “Incremental Amendment”), and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Amended Term Loan Agreement”).

Facility:
An Acquisition Term Loan tranche in an aggregate principal amount of up to $700 million plus, at the option of the Borrower, additional amounts to fund original issue discount relating thereto (the “Acquisition Term Loan Facility” and such loans made thereunder the “Acquisition Term Loans”).

Purpose and Availability:
Up to the full amount of the Acquisition Term Loan Facility shall be drawn in a single drawing on the date on which the Colomer Acquisition is consummated (the “Closing Date”) and applied to (a) consummate the Colomer Acquisition, pay related transaction costs and expenses and repay or acquire certain Indebtedness of the Acquired Business, (b) pay transaction costs, fees and expenses incurred in connection with the Acquisition Term Loans and (c) with regard to any remaining amount, for general corporate purposes.  Amounts borrowed under the Acquisition Term Loan Facility that are repaid or prepaid may not be reborrowed.

Final Maturity and Amortization:
The Acquisition Term Loans will mature on the date that is six (6) years after the Closing Date (the “Acquisition Term Loan Maturity Date”), and will amortize in quarterly installments over such period (beginning with the last day of the first full fiscal quarter after the Closing Date) in an amount equal to 1% per annum.

Interest Rates:
The Acquisition Term Loans will accrue interest based on the Alternate Base Rate plus the Applicable Margin or Eurodollar Base Rate plus the Applicable Margin.  The “Applicable Margin” shall be, for (A) Eurodollar Loans, 3.00% per annum, and (B) Alternate Base Rate Loans, 2.00% per annum.

“Alternate Base Rate” shall have the meaning set forth in the Amended Term Loan Agreement. In no event will the Alternate Base Rate be deemed to be less than 2.00%.

“Eurodollar Base Rate” shall have the meaning set forth in the Amended Term Loan Agreement. In no event will the Eurodollar Base Rate be deemed to be less than 1.00%.

Upfront Fees:
A non-refundable upfront fee equal to 0.25% of the aggregate principal amount of the Acquisition Term Loans held by each Acquisition Lender as of the Closing Date shall be due and payable on the Closing Date upon funding of the Acquisition Term Loans; provided that such fees may take the form of original issue discount.

Ticking Fee:
Following the allocation of the commitments with respect to the Acquisition Term Loans to the Acquisition Lenders by the Acquisition Term Loan Arrangers on August 20, 2013 (the “Allocation Date”), if such commitments remain outstanding and unborrowed for more than thirty (30) days after the Allocation Date, the Borrower shall pay a ticking fee (the “Ticking Fee”) to the Administrative Agent, for the account of each Acquisition Lender, on the principal amount of the commitment allocated to, and agreed and accepted by, such Acquisition Lender, which Ticking Fee shall be calculated as follows:

The Ticking Fee shall accrue during the period (the “Ticking Fee Period”) that commences on the thirty-first (31st) day following the Allocation Date and ends on the earlier to occur of (i) the Closing Date and (ii) the date of termination or expiration of the commitments with respect to the Acquisition Term Loans.  The Ticking Fee shall be calculated at a rate equal to (a) 50% of the Applicable Margin for Eurodollar Loans during any portion of the Ticking Fee Period on and after the  thirty-first (31st) day following the Allocation Date until (and including) the sixtieth (60th) day following the Allocation Date and (b) 100% of the Applicable Margin for Eurodollar Loans during any portion of the Ticking Fee Period on and after the sixty-first (61st) day following the Allocation Date (in each case, computed on the basis of the actual number of days elapsed over a 360-day year).  Any accrued Ticking Fee shall be payable on the last day of the Ticking Fee Period.  Such last day shall not be included in the accrual of the Ticking Fee.

Guarantors and Collateral:	Same as the Amended Term Loan Agreement.

Optional and Mandatory Prepayments:	Same as the Amended Term Loan Agreement.

Prepayment Premium
The Acquisition Term Loans shall be subject to a “soft call” prepayment premium of 1.0% in connection with any Acquisition Term Loan Repricing Transaction (as defined in the Incremental Amendment) that occurs prior to the date occurring six (6) months after the Closing Date.

Representations and Warranties:	Same as the Amended Term Loan Agreement.

Certain Funds:
As set forth in the Incremental Amendment.  Among other things, until the earlier of (x) the funding of the Acquisition Term Loans and (y) the date that is six (6) months and thirteen (13) Business Days after August 3, 2013 (the “Certain Funds Period”), subject only to (a) the satisfaction of certain limited conditions described in the Incremental Amendment, (b) no Major Default (as defined in the Incremental Amendment) occurring and being continuing and (c) it not being illegal for the Acquisition Lenders to fund the Acquisition Term Loans, the Acquisition Lenders shall be obliged to make the Acquisition Term Loans notwithstanding any Default or Event of Default.

Affirmative and Negative Covenants:	Same as the Amended Term Loan Agreement.

Financial Covenant:	Same as the Amended Term Loan Agreement: a first lien secured leverage ratio test of 4.25 to 1.00.

Events of Default:	Same as the Amended Term Loan Agreement.

Voting:
Same as the Amended Term Loan Agreement; provided that until the funding of the Acquisition Term Loans has occurred, any amendments, modifications or waivers of the terms and conditions relating to the Acquisition Term Loans may be made with the consent of the Acquisition Term Loan Arrangers and the Borrower, without any consent of any other Lender or Agent, so long as such amendment, modification or waiver does not violate Section 2.6(e) of the Amended Term Loan Agreement.

Assignments and Participations; Defaulting Lenders:	Same as the Amended Term Loan Agreement.

Yield Protection, Taxes, Expenses and Indemnification:	Same as the Amended Term Loan Agreement.

Governing Law and Forum:	New York.

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